Exhibit 10.3

Synlogic, Inc.

200 Sidney Street, Suite 320

Cambridge, MA 02139

May 8, 2017

Jose-Carlos Gutiérrez-Ramos

Re: First Amendment to Offer Letter

Dear JC:

This letter confirms our earlier discussions and memorializes the decision approved by the Board of Directors of Synlogic, Inc. (the “Company”) to amend certain provisions of your employment offer letter, effective as of March 20, 2015, by and between you and the Company (the “Letter Agreement”). The following amendment to the Letter Agreement will be effective as of May 16, 2017.

Section 4(a) of the Employment Agreement is modified by deleting the first sentence of Section 4(a) in its entirety and replacing it with the following: “Your base salary will be at the rate of $37,500 per month, annualized at $450,000, which shall be prorated for any partial year, month or week.”

Section 4(b) of the Employment Agreement is modified by deleting the first sentence of Section 4(b) in its entirety and replacing it with the following: “During each year you are employed with the Company, you will have the opportunity to earn an annual bonus of up to forty percent (40%) of your Base Salary (the “Target Bonus”), based on the achievement of or progress toward individual departmental and/or corporate objectives and goals, as reasonably determined by the Board, after consultation with you, within the first three months of the year to which the bonus relates; provided that to be eligible for any such bonus, you must be employed by the Company on the last day of the year to which the annual bonus relates.”

All other terms and conditions of the Employment Agreement remain in effect.

Thank you for your assistance in this matter. Please sign this letter as acceptance of the terms of amendment to your Employment Agreement.

Sincerely,

SYNLOGIC, INC.

/s/ Todd Shegog
Todd Shegog, Chief Financial Officer

Accepted and Agreed by:

/s/ Jose-Carlos Gutiérrez-Ramos
Jose-Carlos Gutiérrez-Ramos

Date